UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 20, 2013

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CC MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-53354	26-0241222
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 East Basse Road
San Antonio, Texas 78209
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on March 4, 2013, Charles A. Brizius, a member of the Board of Directors of CC Media Holdings, Inc. (the “Company”), indicated his intention not to stand for re-election at the Company’s upcoming annual meeting of stockholders.  Mr. Brizius informed the Company that his decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.   On March 20, 2013, Mr. Brizius resigned as a member of the Board of Directors of the Company.  Prior to his resignation, Mr. Brizius also served as a member of the Compensation Committee and the Nominating & Corporate Governance Committee of the Company’s Board of Directors.  Pursuant to the Company’s Amended and Restated By-laws, effective March 20, 2013 the Board of Directors of the Company appointed James C. Carlisle as a member of the Company’s Board of Directors and its Compensation Committee and Nominating & Corporate Governance Committee to fill the vacancies created by Mr. Brizius’ resignation.

James C. Carlisle is a Managing Director at Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group.  Mr. Carlisle also currently is a board observer at Univision Communications, Inc. and a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and Clear Channel Outdoor Holdings, Inc., our publicly traded indirect subsidiary.  Mr. Carlisle also was appointed as a member of the board of directors of Clear Channel Communications, Inc., our indirect wholly owned subsidiary, on March 20, 2013.  Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School.  He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation.

Mr. Carlisle will not receive any compensation for his service on the Company’s Board of Directors.  He will receive the same form of Indemnification Agreement as all other members of the Company’s Board of Directors, which form was filed as Exhibit 10.26 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008.

Entities controlled by Bain Capital Investors, LLC and THL and their respective affiliates (collectively, the “Sponsors”) collectively own all of the outstanding shares of the Company’s Class B common stock and Class C common stock.  These shares represent in the aggregate approximately 69% (whether measured by voting power or economic interest) of the equity of the Company.  In addition, seven of the Company’s directors (including Mr. Carlisle) are affiliated with the Sponsors.

In connection with the 2008 merger pursuant to which the Company acquired Clear Channel Communications, Inc., the Company and its subsidiaries entered into a number of agreements with the Sponsors and certain of their affiliates, including (1) a management agreement pursuant to which the Sponsors provide management and financial advisory services to the Company and its wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses, (2) a stockholders agreement relating to voting in elections to the Board of Directors of the Company and the transfer of certain shares and (3) an affiliate transactions agreement with respect to the entry into certain transactions between the Company or its subsidiaries, on the one hand, and the Sponsors or their respective affiliates, on the other hand.  In addition, as a result of the Company’s worldwide reach, the nature of the Company’s business and the breadth of investments by the Sponsors, it is not unusual for the Company and its subsidiaries to engage in ordinary course of business commercial transactions with entities in which one or both of the Sponsors directly or indirectly owns a greater than 10% equity interest.  A description of these agreements and commercial transactions is contained in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CC MEDIA HOLDINGS, INC.

Date: March 20, 2013	By:	/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr.
Vice President, Associate General Counsel and
Assistant Secretary